UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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PRAECIS PHARMACEUTICALS INCORPORATED
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FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED
To Seek Stockholder Approval of Reverse Stock Split

WALTHAM, MA - August 22, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that its board of directors has authorized the Company to seek stockholder approval of amendments to PRAECIS’ Amended and Restated Certificate of Incorporation to permit the Company to effect a reverse stock split of its common stock at a split ratio of 1-for-5, 1-for-7.5 or 1-for-10.  If approved by stockholders and implemented, the reverse stock split would affect all shares of common stock, including those shares underlying stock options outstanding immediately prior to the effective time of the reverse stock split.

PRAECIS intends to file a preliminary proxy statement regarding the reverse stock split proposal with the Securities and Exchange Commission (SEC) and mail a definitive proxy statement regarding this proposal to its stockholders.  A special meeting of PRAECIS’ stockholders, to be scheduled when a definitive proxy statement is issued, will be held to vote on the reverse stock split proposal.

“At this time, we are recommending a reverse stock split principally to establish a share price high enough to satisfy the $1.00 per share minimum bid price requirement for continued listing of our common stock on the Nasdaq National Market, which our board of directors believes is important for and in the best interests of the Company and its stockholders,” said Kevin F. McLaughlin, President and Chief Executive Officer of PRAECIS.

Additional Information About the Reverse Stock Split and Where to Find It

In connection with the proposed reverse stock split, stockholders of PRAECIS are urged to read the definitive proxy statement when it becomes available because it will contain important information about PRAECIS and the proposed reverse stock split.  Investors will be able to obtain free copies of the proxy statement and other documents filed by PRAECIS with the SEC at the SEC’s website (www.sec.gov) or by directing a request to PRAECIS PHARMACEUTICALS INCORPORATED, 830 Winter Street, Waltham, MA 02451-1420, Attention:  Investor Relations.  PRAECIS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed reverse stock split.  PRAECIS’ executive officers and directors may be deemed to have interests in the reverse stock split as a result of holding options or shares of PRAECIS stock.  Information about their beneficial ownership of PRAECIS common stock will be set forth in the definitive proxy statement.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct Select™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS is also seeking approval to market Plenaxis® in the European Union.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s intention to file a preliminary proxy statement regarding the reverse stock split proposal with the Securities and Exchange Commission and mail a definitive proxy statement regarding the proposal to its stockholders, and the Company’s expectations that if the reverse stock split proposal is approved by stockholders and implemented by the Company it will establish a share price high enough to satisfy the $1.00 per share minimum bid price requirement for continued listing of the Company’s common stock on the Nasdaq National Market.   These statements are based on the Company’s current beliefs and expectations as to future events and are subject to numerous risks and uncertainties that could cause actual events to differ from those anticipated or expected. These risks and uncertainties include, but are not limited to, the risks relating to the Company and its common stock set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.